Exhibit 99.1

FOR IMMEDIATE RELEASE

Tutor Perini Corporation Announces 2011 Results and Guidance for 2012

•	Revenues of $3.7 billion, compared to $3.2 billion in 2010

•	Net income of $86.1 million, compared to $103.5 million in 2010

•	Diluted EPS of $1.80 compared to $2.13 in 2010

•	Backlog of $6.1 billion, compared to $4.3 billion a year ago

Sylmar, CA – March 1, 2012 - Tutor Perini Corporation (NYSE: TPC)(the “Company”), a leading civil and building construction company, today reported results for the fourth quarter, and year ended, December 31, 2011.

Fourth Quarter and Full Year Results
Revenues from construction operations were $1.1 billion for the fourth quarter of 2011, as compared to $688.0 million for the fourth quarter of 2010. Net income was $24.0 million for the fourth quarter of 2011, as compared to $18.9 million for the fourth quarter of 2010.  Diluted earnings per common share were $0.50 for the fourth quarter of 2011, as compared to $0.40 for the fourth quarter of 2010. The increase in operating results from the fourth quarter of 2010 primarily reflects the contributions from acquisitions the Company completed in 2011.

Revenues from construction operations were $3.7 billion for the year ended December 31, 2011, as compared to $3.2 billion for the year ended December 31, 2010.  Net income was $86.1 million for 2011, as compared to $103.5 million for 2010. Diluted earnings per common share were $1.80 for 2011, as compared to $2.13 for 2010.

The decrease in operating results from the year ended 2010 primarily reflects the substantial completion of several successful, large public works and hospitality and gaming projects and increased interest expense associated with our senior unsecured notes, term loan and borrowings under our revolving facility, offset by contributions from the acquisitions the Company completed in 2011.

At December 31, 2011, working capital was $556.8 million, a decrease of $36.1 million from $592.9 million at December 31, 2010.  As of December 31, 2011, the Company had $297.0 million available to borrow under its credit facilities. The Company believes its financial position and credit arrangements are sufficient to support the Company’s current backlog and anticipated new work.

Backlog at $6.1 billion
The backlog of uncompleted construction work at December 31, 2011 was $6.1 billion, a decrease of $0.3 billion from backlog reported at September 30, 2011 and an increase of $1.8 billion from the $4.3 billion reported at December 31, 2010. The $1.8 billion net increase is attributable to backlog acquired through acquisitions of $2.6 billion, and new awards and adjustments to contracts in process which added $2.9 billion, offset by revenue earned during the year.  Additions to new work during the fourth quarter of 2011 include a $176 million airport runway expansion project in Florida, a $64 million contract for electrical work on a mass transit station at the World Trade Center site in New York, a $31 million electrical subcontract for a central energy plant in Texas and a $31 million medical office building and parking garage in Mississippi.

Outlook
The Company is initiating guidance for the full year 2012 with revenues estimated to be in the range of $4.5 to $5.0 billion and diluted earnings per share estimated to be in the range of $2.10 to $2.30 per share.

Ronald Tutor, Chairman and CEO, said: “Momentum in the construction services market is growing.  During 2012 we expect to add significant civil work to backlog and, led by the recently announced Hudson Yards development project, to grow our East Coast building business.  Our integrated service capabilities, enhanced through the acquisitions made last year, represent a competitive advantage that we believe will contribute to additional large scale awards in 2012.”

4th Quarter Conference Call
The Company will host a conference call at 1:30 PM Pacific Time on Thursday, March 1, 2012, to discuss the Company’s fourth quarter 2011 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 237-9752 and enter the pass code 48084796. International callers should dial (617) 847-8706 and enter the pass code 48084796.

If you are unable to participate in the call at this time, a replay will be available on Thursday, March 1, 2012 at 3:30 PM Pacific Time, through Thursday, March 8, 2012. To access the replay, dial (888) 286-8010 and enter the replay code 15520652. International callers should dial (617) 801-6888 and enter the replay code 15520652.

About Tutor Perini Corporation
Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design/build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing and HVAC. We are known for our major complex building project commitments as well as our capacity to perform large and complex transportation and heavy civil construction for government agencies and private clients throughout the world.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future and statements regarding future guidance or estimates and non-historical performance. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. The Company’s expectations, beliefs and projections are expressed in good faith and the Company believes there is a reasonable basis for them. There can be no assurance that future developments affecting the Company will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to successfully and timely complete construction projects; the Company’s ability to win new contracts and convert backlog into revenue; the Company’s ability to realize the anticipated economic and business benefits of its acquisitions and its strategy to assemble and operate a Specialty Contractors business segment; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects and the impact of changing economic conditions on federal, state and local funding for infrastructure projects; possible changes or developments in international or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Tutor Perini Corporation (NYSE)
Summary of Consolidated Operations
(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended		For the Year Ended

	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
Building	$445,889	$446,158	$1,825,468	$2,223,515
Civil	336,939	175,123	885,245	667,129
Specialty	287,651	18,968	802,460	112,860
Management services	44,281	47,704	203,144	195,706

TOTAL REVENUES	$1,114,760	$687,953	$3,716,317	$3,199,210

Gross profit	$125,313	$72,133	$395,341	$337,848
General and administrative expenses	74,521	39,789	226,965	165,536
Income from construction operations	50,792	32,344	168,376	172,312
Other income (expense), net	(2,227)	(1,881)	4,421	(2,280)
Interest expense	(9,777)	(4,210)	(35,750)	(10,564)
Income before income taxes	38,788	26,253	137,047	159,468
Provision for income taxes	(14,740)	(7,344)	(50,899)	(55,968)
NET INCOME	$24,048	$18,909	$86,148	$103,500

BASIC EARNINGS PER COMMON SHARE	$0.51	$0.40	$1.82	$2.15

DILUTED EARNINGS PER COMMON SHARE	$0.50	$0.40	$1.80	$2.13

Weighted average common shares outstanding:
Basic	47,326	47,090	47,226	48,111
Effect of dilutive stock options and restricted stock units outstanding	647	660	664	538
Diluted	47,973	47,750	47,890	48,649

Selected Balance Sheet Data
(Unaudited)
(In thousands)

	December 31,	December 31,

	2011	2010

Total assets	$3,613,127	$2,779,220
Working capital	$556,800	$592,928
Long-term debt, less current maturities	$612,548	$374,350
Stockholders' equity	$1,399,827	$1,312,994

CONTACT:	Kekst and Company
Douglas Kiker, 212-521-4800
Or

Tutor Perini Corporation
Michael Kershaw, 818-362-8391

Executive Vice President, Chief Financial Officer